Exhibit 99.1

Press Release	Source: Spatializer Audio Laboratories, Inc.
Spatializer Audio Laboratories Announces Year End and Fourth Quarter Financial Results
Wednesday March 28, 8:30 am ET
LOS ANGELES, March 28 /PRNewswire-FirstCall/ — Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ — News; the “Company”) announced its financial results for the fourth quarter and fiscal year ended December 31, 2006.
Revenues decreased to $333,000 for the year ended December 31, 2006 compared to $1,192,000 for the year ended December 31, 2005, a decrease of 72%. Revenue decreased in the fourth quarter ended December 31, 2006 to $72,000 from $161,000 in the comparable quarter last year, a decrease of 56%. The decrease in revenue resulted partially from the absence of recognition of deferred revenue in the current year, as compared to 2005, in which a royalty advance received during 2004 was recognized. In addition, programs were not renewed or extended due to the termination of operations of the Company in January 2006. Existing revenues are derived from legacy licensing programs and are expected to wind down.
The net loss was $353,000, ($0.01 per share basic) for the year ended December 31, 2006, compared to net loss of $82,000 ($0.00 per share basic) for the year ended December 31, 2005. The increased net loss for the current period is primarily the result of lower revenue, partially offset by lower overhead. The net loss in the fourth quarter ended December 31, 2006 was $54,000, ($0.00 per share basic), compared to a net loss of $186,000, ($0.00 per share basic), in the comparable period last year. The reduced net loss results from sharply reduced expenses.
At December 31, 2006, the Company had $229,000 in cash and cash equivalents as compared to $551,000 at December 31, 2005. The decrease in cash primarily resulted from the net loss. We had working capital of $242,000 at December 31, 2006 as compared with working capital of $560,000 at December 31, 2005. In February 2007, a licensee exercised its right to purchase additional usage of our technology, under an original license signed in August 2004. As a result, we received approximately $563,000 after commissions and local country and city income tax.
About Spatializer
Spatializer Audio Laboratories Inc. was a developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing and mobile communication markets. The company’s advanced audio technology has been incorporated into consumer electronics audio and video products, PC and mobile phone handsets from several global brand leaders. The Company has ceased operations and is awaiting stockholder approval for the sale of its assets. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in Thousand Oaks, CA. Further information may be obtained from Spatializer’s SEC filings, and by contacting the company’s Investor Relations Department at investor@spatializer.com.
Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the continued need for additional capital, loss of key personnel, dependence on new technology and intellectual property, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, dependence on third-party technology integrators or chip suppliers, competition and pricing pressures, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
     NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer® is a registered trademark of Desper Products Inc. All other trademarks are the property of their respective owners.
SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and Cash Equivalents	$228,940	$550,633
Accounts Receivable	74,828	155,233
Prepaid Expenses and Other Current Assets	25,073	34,104
Total Current Assets	328,841	739,970
Property and Equipment, Net	3,477	18,403
Intangible Assets, Net Held for Sale	131,258	138,548

Total Assets	$463,576	$896,921

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes Payable	9,670	10,443
Accounts Payable	32,136	14,195
Accrued Wages and Benefits	3,169	48,095
Accrued Professional Fees	41,900	34,000
Accrued Commissions	200	31,917
Accrued Expenses	0	40,869
Total Current Liabilities	87,075	179,519

Commitments and Contingencies

Stockholders’ Equity (Deficit):

Common shares, $0.01 par value;
65,000,000 shares authorized;
48,763,383 shares issued and outstanding at December 31, 2006 and 2005, respectively	469,772	469,772
Additional Paid-In Capital	46,441,755	46,430,030
Accumulated Deficit	(46,535,026)	(46,182,400)
Total Stockholders’ Equity	376,501	717,402
Total Liabilities and Stockholders’ Equity	$463,576	$896,921
SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
Revenues:
Royalty Revenues	$333,201	$1,192,447	$1,105,923
Cost of Revenues	897	106,062	111,395
	332,304	1,086,385	994,528

Operating Expenses:
General and Administrative	526,865	670,124	615,412
Research and Development	157,739	354,138	393,004
Sales and Marketing	1,241	152,473	137,889
	685,845	1,176,735	1,146,305
Operating Loss	(353,541)	(90,350)	(151,777)
Interest Income	6,730	13,230	4,982
Interest Expense	(2,266)	(5,269)	(10,295)
Other Income (Expense), Net	1,251	0	0
	5,715	7,961	(5,313)
Loss Before Income Taxes	(347,826)	(82,389)	(157,090)

Income Taxes	(4,800)	874	(400)
Net Loss	$(352,626)	$(81,515)	$(157,490)
Basic and Diluted Loss per Share:	$(.01)	$(.00)	$(.00)
Weighted-Average Shares Outstanding	48,763,385	46,990,059	46,975,363

Source: Spatializer Audio Laboratories, Inc.